Florida Long-Term Tax-Exempt Fund Shareholder Report Proxy Voting Results



At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:




Proposal 1- Elect trustees for each fund.


The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.



Trustee                            For      Withheld          Percentage For


John J. Brennan             61,830,003     1,545,352                   97.6%
Charles D. Ellis            61,672,898     1,702,457                   97.3%
Emerson U. Fullwood         61,782,085     1,593,270                   97.5%
Rajiv L. Gupta              61,648,592     1,726,763                   97.3%
Amy Gutmann                 61,665,482     1,709,873                   97.3%
JoAnn Heffernan Heisen      61,853,407     1,521,948                   97.6%
F. William McNabb III       61,801,856     1,573,499                   97.5%
Andre F. Perold             61,746,193     1,629,162                   97.4%
Alfred M. Rankin, Jr.       61,776,129     1,599,226                   97.5%
Peter F. Volanakis          61,841,975     1,533,380                   97.6%

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.


             For            Abstain        Against     Broker         Percentage
                                                       Non-Votes             For

Florida Long-Term Tax-Exempt Fund

2a      56,515,850       1,003,173      3,513,769     2,342,564           89.2%
2b      57,191,574       1,230,127      2,611,089     2,342,565           90.2%
2c      54,648,955       1,973,574      4,410,261     2,342,565           86.2%
2d      54,910,393       1,508,229      4,436,275     2,342,564           86.6%
2e      54,337,212       1,642,021      5,053,558     2,342,565           85.7%
2f      55,256,160       1,806,716      3,969,914     2,342,565           87.2%
2g      57,410,081       1,353,100      2,269,610     2,342,564           90.6%